Press Release #201527	FOR IMMEDIATE RELEASE	December 02, 2015

Enertopia Announces 84% Increase in First Quarter 2016 Sales

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce its 2016 first quarter V-LoveTM estimated sales, all amounts in US Dollars.

V-LoveTM estimates gross sales for the first quarter 2016 ending November 30, 2015 to be just under $13,000 compared to our previous quarter 2015 sales for August 31, 2015 were $7,034. We had an increase of over 84% in sales over the previous quarter. Our sales are all made in Canada, and we have been impacted by the foreign exchange of the Canadian dollar. Estimated gross sales in Canadian dollars are just under $17,000 before foreign exchange conversion to USD.

V-LoveTM sales 4th Quarter 2015	$ 7,034
V-LoveTM estimated sales 1st Quarter 2016	$12,959

The Company is pleased to announce that another major retailer with over 300 stores is now carrying V-LoveTM in one of its stores on a test market basis.

The Company continues with research and development on the V-LoveTM line of personal lubricant and sexual desire gel products. We are continuing our progression with our provisional patent pending formulation for V-LoveTM with minerals and vitamins.

Enertopia is dedicated to providing the community continued awareness and education. It is the Company’s initiative to provide this by going to key consumer forums and providing continued support through digital media and presentations.

V-LoveTM is pH balanced for women which acts as a moisturizer, personal lubricant and desire gel. Through V-Love.co the V-Love Team is dedicated to providing our clients with education, sexual health articles, product information, social engagements, blogs and the ability to buy directly online… For the latest on V-Love and the V-Love Team follow us on Twitter and Instagram @VLoveCanada and like us on Facebook at V-Love Canada and Romance by V-Love. Our hope is that those that visit our website feel confident and empowered.

“We are very excited about our sales along with positive third party reviews and testimonials of V-LoveTM. Through research and social outreach we are devoted to further development of products to assist the needs of our community” stated President Robert McAllister.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that V-Love TM sales will increase or will have any meaningful impact on the Company or the Company will be able to obtain future financings or that V-LoveTM or any other potential products will have any meaningful impact on the Company or that the Company will be granted a patent for V-LoveTM.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release